Exhibit (h)(1)(vi)

AMENDMENT NO. 6

TO THE

AMENDED AND RESTATED MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 6 effective as of December 5, 2019 (“Amendment No. 6”) to the Amended and Restated Mutual Funds Service Agreement, dated as of April 1, 2015, (the “Agreement”), between AXA Premier VIP Trust, a Delaware statutory trust (“Trust”), and AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC”).

The Trust and FMG LLC hereby agree to modify and amend the Agreement as follows:

1.

Section 4 (b)(ii) of the Agreement is hereby replaced in its entirety with the following Section 4(b)(ii): In connection with providing the services identified above, FMG LLC will also: provide, without additional remuneration from or other cost to the Trust except for out-of-pocket expenses, the services of individuals to serve as officers of the Trust who will be designated by FMG LLC and elected by the Board subject to reasonable Board approval, provided, that this provision shall not be construed in a manner that would prohibit the Trust from paying any portion of the compensation of the Trust’s Chief Compliance Officer.

2.	Name Changes. The following Portfolio names have been changed:

Current Portfolio Name	New Portfolio Name
AXA Aggressive Allocation Portfolio	EQ/Aggressive Allocation Portfolio
AXA Conservative Allocation Portfolio	EQ/Conservative Allocation Portfolio
AXA Conservative-Plus Allocation Portfolio	EQ/Conservative-Plus Allocation Portfolio
AXA Moderate Allocation Portfolio	EQ/Moderate Allocation Portfolio
AXA Moderate-Plus Allocation Portfolio	EQ/Moderate-Plus Allocation Portfolio

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA EQUITABLE FUNDS
MANAGEMENT GROUP, LLC

By:	/s/ Brian Walsh	By:	/s/ Michal Levy
	Brian E. Walsh		Michal Levy
	Chief Financial Officer and Treasurer		Director, Senior Vice President and
Chief Operating Officer

SCHEDULE A

Amendment No. 6 to the

AMENDED AND RESTATED MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

AXA Allocation, Target Allocation and Charter Portfolios

The greater of $32,500 per portfolio or 0.140% of the first $60 billion; 0.110% of the next $20 billion; 0.0875% of the next $20 billion; and 0.0800% thereafter, with the assets of the AXA Allocation Portfolios, Target Allocation Portfolios, Charter Portfolios and Hybrid Portfolios, ATM and Allocation Portfolios of EQ Advisors Trust being aggregated, and each Portfolio paying its proportionate share of the asset-based fee

EQ/Aggressive Allocation Portfolio

EQ/Conservative Allocation Portfolio

EQ/Conservative-Plus Allocation Portfolio

EQ/Moderate Allocation Portfolio

EQ/Moderate-Plus Allocation Portfolio

(collectively, the “AXA Allocation Portfolios”)

Target 2015 Allocation Portfolio

Target 2025 Allocation Portfolio

Target 2035 Allocation Portfolio

Target 2045 Allocation Portfolio

Target 2055 Allocation Portfolio

(collectively, the “Target Allocation Portfolios”)

CharterSM Aggressive Growth Portfolio

CharterSM Conservative Portfolio

CharterSM Growth Portfolio

CharterSM Moderate Growth Portfolio

CharterSM Moderate Portfolio

CharterSM Multi-Sector Bond Portfolio

CharterSM Small Cap Growth Portfolio

CharterSM Small Cap Value Portfolio

(collectively, the “Charter Portfolios”)